EXHIBIT 10.43
CITIZENS BANK OF MASSACHUSETTS
LOAN AND SECURITY AGREEMENT
(ALL ASSETS)
     THIS LOAN AND SECURITY AGREEMENT (the “Loan Agreement”) is made as of this 18th day of April, 2007 by and between Thompson Center Holding Corporation, a Delaware corporation (“Thompson Center”), Bear Lake Holdings, Inc., a Delaware corporation (“Bear Lake”), O.L. Development, Inc., a New Hampshire corporation, K.W. Thompson Tool Company, Inc., a New Hampshire corporation, Thompson/Center Arms Company, Inc., a New Hampshire corporation, and Fox Ridge Outfitters, Inc., a New Hampshire corporation, all having a mailing address of 2100 Roosevelt Avenue, Springfield, Massachusetts (hereinafter referred to as the “Borrowers”), and Citizens Bank of Massachusetts, a Massachusetts bank, having its principal place of business at 53 State Street, Boston, Massachusetts (the “Bank”).
PREAMBLE
     The Bank has agreed to extend to the Borrowers, at the Borrowers’ request, a Revolving Line of Credit Loan in the amount of up to Fifteen Million Dollars ($15,000,000.00) and may, from time to time hereinafter, extend other loans and credit facilities to the Borrowers (the “Loan”). The Loan, together with all other debts, liabilities and obligations of the Borrowers to the Bank, directly or indirectly, absolute or contingent, joint, several or independent of the Borrowers, now existing or hereafter arising, due or to become due to, or held or to be held by, the Bank for its own account or as agent for another or others, whether created directly or acquired by assignment or otherwise and however evidenced, including, without limitation, all obligations and liabilities from the Borrowers to the Bank, whether existing or hereinafter arising, under any foreign exchange contracts, interest rate swap, cap, floor or hedging agreements, or other similar agreements, and all obligations of the Borrowers to the Bank to repay overdrafts and other amounts due to the Bank under any existing or future agreements relating to cash management services, are hereinafter sometimes collectively referred to as the “Obligations”. Each loan shall be evidenced by a promissory note and secured by a first security interest in all of the assets of the Borrowers pursuant to the terms set forth below.
     In connection with the Loan and other Obligations, the Borrowers may execute certain other instruments, documents, certificates and agreements, all of which are, together with this Loan Agreement, the Revolving Note, and as all of the same may be hereinafter amended, modified, revised, renewed, restated, extended or replaced, are sometimes collectively referred to herein as the “Loan Documents” and individually as a “Loan Document”. Each Loan, whether now existing or hereinafter arising is made upon and subject to the terms and conditions set forth in the Revolving Note evidencing such Loan, this Loan Agreement, and the other Loan Documents.
     The terms, conditions, representations, warranties, and covenants set forth in this Loan Agreement are in addition to, and not in limitation of, the terms, conditions, representations, warranties, and covenants set forth in the other Loan Documents. In the event of any conflict between the terms, conditions, representations, warranties, and covenants contained in this Loan

Agreement and any of the other Loan Documents, the terms, conditions, representations, warranties, and covenants set forth herein shall control.
     In consideration of the Loan to or to be made by the Bank to the Borrowers, and of all other Obligations of the Borrowers to the Bank, the Borrowers and the Bank hereby agree as follows:
     1. SECURITY INTEREST. The Borrowers, for valuable consideration, receipt whereof is hereby acknowledged, hereby grant to the Bank, the secured party hereunder, a continuing security interest in and to, and assign to the Bank, all assets of the Borrowers, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:
          (a) all inventory, including all goods, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrowers’ business (all hereinafter called the “Inventory”);
          (b) all accounts (as defined in Article 9 of the Uniform Commercial Code, hereinafter “Accounts”), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered trade names, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which the Borrowers are now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper (whether tangible or electronic) deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to the Borrowers from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to the Borrowers, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of the Borrowers in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the “Receivables”);
          (c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by the Borrowers and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”); and
          (d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”).

Notwithstanding anything herein to the contrary, in no event shall the Borrowers be deemed to have granted a security interest in, any of its rights or interests in or under, any license, contract, permit, instrument, security, or franchise to which it is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse, or termination of any such provision, the property shall include, and the Borrowers shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.
Notwithstanding the foregoing, the Borrowers hereby represent and warrant to the Bank that Borrowers are not aware of any material license, contract, permit, instrument, security or franchise to which it is a party or to which it has any rights or interests thereunder that would prohibit the granting of a security interest, except for those set forth on Schedule 1; provided, however, that the Borrowers shall, if at any time before the expiration or termination of this Agreement it shall become aware of any such material license, contract, permit, instrument, security or franchise to which it is a party or to which it has any rights or interests thereunder that would prohibit the granting of a security interest, update Schedule 1 and provide the same to the Bank.
     2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of the Borrowers to the Bank hereunder and also any and all other debts, liabilities and obligations of the Borrowers to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Loan Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which the Bank may incur or become liable for, on account of, or as a result of, any transactions between the Bank and the Borrowers including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be pursuant to this Loan Agreement.
     3. BORROWERS’ PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. The Borrowers warrant that the Borrowers have no places of business other than the places of business listed on Schedule “A”.
          The Borrowers’ principal executive office and the office where the Borrowers keep their records concerning their accounts, contract rights and other property, is set forth on Schedule “A”. All Inventory presently owned by the Borrowers is stored at the locations set forth on Schedule “A”.

          The Borrowers will promptly notify the Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where their records are kept which would be set forth on Schedule “A” if it were executed after such change.
          The Borrowers represent and warrant that they have described their returns policy in writing to the Bank and that they do now, and will continue to, apply such policy consistently in the conduct of their business and agree that they shall notify the Bank in writing before changing their policy or the application thereof.

4.	BORROWERS’ ADDITIONAL REPRESENTATIONS AND WARRANTIES. The Borrowers represent and warrant that:
          (a) Thompson Center and Bear Lake are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and that the other Borrowers are corporations duly organized, validly existing and in good standing under the laws of the State of New Hampshire and shall hereafter remain in good standing as corporations in that state, and are and shall hereafter remain duly qualified and in good standing in every other state in which they are doing business in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrowers.
          (b) The Borrowers’ exact legal names are as set forth in this Loan Agreement.
          (c) The organizational identification numbers of the Borrowers are as set forth on Schedule “A”.
          (d) The execution, delivery and performance of this Loan Agreement, and any other document executed in connection herewith, are within the Borrowers’ corporate powers, have been duly authorized, are not in contravention of law applicable to the Borrowers or the terms of the Borrowers’ charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrowers are parties or by which they or any of their properties may be bound.
          (e) All Articles of Organization and all amendments thereto of the Borrowers have been duly filed and are in proper order. All capital stock issued by the Borrowers and outstanding were and are properly issued and all books and records of each of the Borrowers, including but not limited to their minute books, by-laws and books of account, are accurate and up to date and will be so maintained.
          (f) The Borrowers own all of the assets reflected in the most recent of the Borrowers’ financial statements provided to the Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule “B” annexed hereto, (ii) those leases of personal property set forth on Schedule “C” annexed hereto, (iii) those liens permitted pursuant to Section 15(d) of this Loan Agreement, or (iv) liens and security interests in favor of the Bank.
          (g) The Borrowers have made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which they are subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); have paid all taxes shown or determined to be due thereon except those being contested in good faith and which the Borrowers have identified in writing to the Bank as being contested either (i) prior to the date of such contest or (ii) concurrently with entering into this Loan Agreement; and have made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.
          (h) The Borrowers (i) are subject to no charter, or to Borrowers’ knowledge corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could currently be reasonably expected to have a material adverse effect on their financial condition, business or prospects, and (ii) are in compliance with their charter documents and by-laws, all contractual requirements by which they or any of their properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which they are contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect their financial condition, business or prospects or the value of any Collateral.
          (i) There is no action, suit, proceeding or investigation pending or, to the Borrowers’ knowledge, threatened against or affecting them or any of their assets before or by any court or other governmental authority which, if determined adversely to them, would have a material adverse effect on their financial condition, business or prospects or the value of any Collateral.
          (j) The Borrowers are in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and they have no unfunded vested liability under any Plan. The word “Plan” as used in this Loan Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) maintained for employees of the Borrowers, any subsidiary of the Borrowers or any other trade or business under common control with the Borrowers within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.
          (k) To the extent applicable, the Borrowers are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism, as amended (USA Patriot Act of 2001) (the “PATRIOT Act”). No part of the proceeds of any Loan hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.
          (a) From time to time upon the Borrowers’ request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base (as defined below), or (ii) the Credit Limit (as defined below), the Bank shall make such requested loans, provided that there has not occurred an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.
          (b) All Loans shall bear interest and the revolving line of credit facility shall be evidenced by a revolving line of credit note drawn to the order of the Bank substantially in the form of Exhibit 1 hereto (the “Revolving Note”), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the notes shall be conclusively evidenced by the Bank’s records of loans and repayments.
          Interest, net of those loans (if any) which bear interest calculated by reference to LIBOR (as defined below), will be charged to the Borrowers at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of : (x) the Prime Rate, or at such other rate agreed on from time to time by the parties, upon any balance owing to the Bank at the close of each day and shall be payable (i) on the first day of each month in arrears; (ii) on termination of this Loan Agreement pursuant to Section 21 hereof; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 16 hereof; and (iv) on the date the Obligations are paid in full. The rate of interest payable by the Borrowers shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term “Prime Rate” as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by the Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if the Bank ceases to announce a rate so designated, any similar successor rate designated by the Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank. Interest shall be payable in lawful money of the United States of America to the Bank, or as the Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.
          Interest, net of those loans (if any) which bear interest calculated by reference to the Prime Rate, will be charged to the Borrowers at a rate which is the equivalent to the LIBOR Lending Rate (as defined below) plus the Applicable Margin (as defined below).
          (c) The term “Borrowing Base” as used herein shall mean the following:
          (i) With respect to the Revolving Note, the lesser of (A) Fifteen Million Dollars ($15,000,000.00) or (B) the sum of up to eighty percent (80%) of Qualified Accounts, as defined below, plus up to sixty percent (60%) of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) for finished goods not to exceed the aggregate amount of Six Million Dollars ($6,000,000.00), plus up to fifteen percent (15%) of Eligible Inventory (as defined below) for raw materials with a seasonal increase to twenty percent (20%) from June 1st to August 31st not to exceed the aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000.00).
          (ii) In no event shall the sum of all Loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.
          As used in this Loan Agreement, the term “Letters of Credit” shall mean a letter of credit issued to support the purchase by the Borrowers of Inventory prior to its transport to one of the Borrowers’ places of business that provides that all draws thereunder must require presentation of customary documentation including, if applicable, commercial invoices, packing lists, certificate of origin, bill of lading, an airway bill, customs clearance documents, quota statement, certificate, beneficiaries statement and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts or other documents of title, in form and substance satisfactory to the Bank and reflecting passage to the Borrowers of title to first quality Inventory conforming to the Borrowers’ contract with the seller thereof.
          (d) The term “Credit Limit” as used herein shall mean an amount equal to Fifteen Million Dollars ($15,000,000.00).
          (e) The Borrowers hereby authorize and direct the Bank, in the Bank’s sole discretion (provided, however, the Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Loan Agreement or pursuant to any note or other agreement between the Borrowers and the Bank, and to treat the same as a loan to the Borrowers, which shall be added to the Borrowers’ Loan balance pursuant to this Loan Agreement; (ii) to charge any of the Borrowers’ accounts under the control of the Bank; or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items. The Bank shall promptly notify the Borrowers of any such charges or applications.
          (f) The Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of loans, advances, and credits by the Bank to the Borrowers in excess of the above described Borrowing Base formula is for the benefit of the Borrowers and does not affect the obligations of the Borrowers hereunder; all such loans constitute Obligations and must be repaid by the Borrowers in accordance with the terms of this Loan Agreement.
          (g) At the request of the Borrowers, and upon the execution of letter of credit documentation satisfactory to the Bank, the Bank, within the limits of the Borrowing Base, as then computed and also within the limits of the Credit Limit as then computed, shall issue letters of credit from time to time by the Bank for the account of the Borrowers. In no event will the Bank issue Letters of Credit greater than One Million Dollars ($1,000,000.00) in the aggregate. The Letters of Credit shall be on terms mutually acceptable to the Bank and the Borrowers, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12)

months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date. A loan in an amount equal to any amount paid by the Bank under a Letter of Credit shall be deemed made to the Borrowers, without request therefor, immediately upon any payment by the Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, the Borrowers shall pay to the Bank a percentage of the face amount of such Letter of Credit according to the fee schedule then in effect at the Bank plus transaction fees at the customary rates charged by the Bank and all other normal and customary fees charged by the Bank. The Borrowers hereby authorize and direct the Bank, in the Bank’s sole discretion (provided, however, the Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to the Borrowers, which shall be added to the Borrowers’ Loan balance pursuant to this Loan Agreement. For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be Loans.
          (h) The Borrowers shall pay to the Bank the principal amount of all Loans as follows:
          (i) Borrowing Base Exceeded. Whenever the outstanding principal balance of all Loans exceed the Borrowing Base, the Borrowers shall immediately pay to the Bank the excess of the outstanding principal balance of the Loans over the Borrowing Base.
          (ii) Payment in Full on Termination. On termination of this Loan Agreement, pursuant to Section 21 or acceleration of the obligations pursuant to Section 16, the Borrowers shall pay to the Bank the entire outstanding principal balance of all Loans evidenced by the Revolving Note and shall deliver to the Bank cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Loan Agreement for the account of the Borrowers, and (B) the amount of all outstanding acceptances issued pursuant to this Loan Agreement.
          (i) The Bank may, at any time and from time to time, in its commercially reasonable judgment establish reserves against the Accounts (when there exists a basis to question the creditworthiness of the account debtor) and/or the Inventory of the Borrowers. The amount of such reserves shall be subtracted from Qualified Accounts or Eligible Inventory, as applicable, when calculating the amount of the Borrowing Base.
          (j) As used in this Loan Agreement, the following terms shall have the following meanings:
“Applicable Margin” shall mean two point five percent (2.5%) per annum (i.e., 250 basis points).
“Borrowing Date” shall mean any day upon which a LIBOR Rate Loan is made.
“Business Day” shall mean:
          (i) any day which is neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

          (ii) when such term is used to describe a day on which a borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Rate Loan, any day which is: (A) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (B) a London Banking Day; and
          (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.
“Dollars” or “$” shall mean currency of the United States of America.
“Eurodollars” shall mean Dollars acquired by the Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.
“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Bank and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.
“Hedging Obligations” means, with respect to the Borrowers, all liabilities of the Borrowers to the Bank under Hedging Contracts.
“Interbank Market” shall mean, with respect to any LIBOR Rate Loan, any recognized interbank Eurodollar market chosen in good faith by the Bank.
“Interest Payment Date” shall mean, relative to any LIBOR Rate Loan, having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each Business Day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period” shall mean, relative to any LIBOR Rate Loans:
          (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Loan Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two, or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrowers may select in their notice pursuant to this Loan Agreement; and
          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, or three months thereafter, as selected by the Borrowers by irrevocable notice to the Bank not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto;
          provided, however, that
          (i) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates;
          (ii) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Loan Agreement shall be of the same duration;
          (iii) Interest Periods for LIBOR Rate Loans in connection with which the Borrowers have entered into a Hedging Obligation with the Bank shall be of the same duration as the relevant periods set under such Hedging Obligation;
          (iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
          (v) no Interest Period may end later than the Termination Date.
“LIBOR Lending Rate” shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate =	LIBOR Rate

(1.00 - LIBOR Reserve Percentage)
“LIBOR Rate” shall mean, relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of United States Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days (as defined below) prior to the beginning of such Interest Period.
“LIBOR Rate Loan” shall mean, any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.
“LIBOR-Reference Banks Loan” means any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Banks Rate.

     “LIBOR-Reference Banks Lending Rate” means, relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate =	LIBOR-Reference Banks Rate

(1.00 - LIBOR Reserve Percentage)
“LIBOR-Reference Banks Rate” means relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.
“LIBOR Reserve Percentage” shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
“London Banking Day” shall mean a day on which dealings in United States Dollar deposits are transacted in the London Interbank Market.
“Maturity Date” shall mean the date on which an Interest Period expires.
“Prime Rate Loan” shall mean the rate of interest announced by the Bank in Boston, Massachusetts from time to time as its “Prime Rate.” The Borrowers acknowledge that the Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

          (k) The Bank shall not be required to make a LIBOR Rate Loan, or convert a Prime Rate Loan into a LIBOR Rate Loan, unless the Bank shall have received from the Borrowers a request for such LIBOR Rate Loan, in the form of Exhibit 2 annexed hereto (herein a “Notice of Borrowing”). By delivering a borrowing request (i.e., Notice of Borrowing) to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably request, on not less than two (2) nor more than five (5) Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00). On the terms and subject to the conditions of this Loan Agreement, each LIBOR Rate Loan shall be made available to the Borrowers no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrowers as shall have been specified in its borrowing request.
          (l) After receipt from the Borrowers of any Notice of Borrowing which requests a LIBOR Rate Loan, the Bank shall determine if it is able to make such LIBOR Rate Loan (or if it is unable to do so for reasons described in this section only) and will notify the Borrowers upon confirmation of its ability to do so. If the Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate which would otherwise be applicable to such LIBOR Rate Loan, then the Bank shall so notify the Borrowers on or before 4:00 p.m. on the Business Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, the Bank shall not be obligated to make such LIBOR Rate Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrowers with the Bank’s consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Rate Loan.
          (m) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all, or any portion in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.
          (n) Except as otherwise provided herein, any Notice of Borrowing which requests a LIBOR Rate Loan shall be irrevocable and binding upon the Borrowers. In the event the Borrowers fail to borrow the LIBOR Rate Loan requested on the Borrowing Date specified in such Notice of Borrowing, the Borrowers shall indemnify the Bank against any and all losses and expenses incurred by the Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by the Bank to fund such LIBOR Rate Loan.
          (o) Interest on the outstanding principal amount of any Loan when classified as a (i) LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date; (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interior Period plus the Applicable Margin thereto and be payable on each Interest Payment Date; and (iii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.
          (p) On the last day of the Interest Period relating to a LIBOR Rate Loan, such LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan, as set forth above.
          (q) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Prior to the termination of this Loan Agreement, upon the maturity of a LIBOR Rate Loan it may be continued for an additional Interest Period or may be converted to a Prime Rate Loan (if there exists no default or Event of Default and the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder).
          (r) LIBOR Rate Loans in connection with which the Borrowers have entered into Hedging Obligations with the Bank may not be prepaid; other LIBOR Rate Loans maybe prepaid upon the terms and conditions set forth herein. The Borrowers shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of Fifty Thousand Dollars ($50,000.00) and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. The Borrowers acknowledge that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrowers hereby promise to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:
(i)	the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(ii)	the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.
          If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:
(iii)	the amount of the LIBOR Rate Loan being prepaid.
          The resulting amount shall be divided by:
(iv)	360
          and multiplied by:
(v)	the number of days remaining in the Interest Period as to which the prepayment is being made.
          Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.
          The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.
          (s) If the Bank shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, all LIBOR Rate Loans of such type shall automatically convert into LIBOR-Reference Banks Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this Loan Agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period. For greater certainty, all provisions of this Loan Agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.
          (t) If, due to payments made by the Borrowers pursuant to this Loan Agreement or due to the acceleration of the Obligations or due to any other reason, the Bank receives payments of principal of any LIBOR Rate Loan prior to the Maturity Date for such LIBOR Rate Loan, the Borrowers shall, upon demand by the Bank, pay to the Bank any amounts required to compensate the Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Rate Loans.
          (u) If the Bank shall have determined that
(i)	United States Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London Interbank Market;

(ii)	by reason of circumstances affecting the Bank in the London Interbank Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

(iii)	the LIBOR Rate no longer adequately reflects the Bank’s cost of funding loans.
          Then, upon notice from the Bank to the Borrowers, the obligations of the Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrowers that the circumstances causing such suspension no longer exist.
          (v) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrowers agree to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:
(i)	any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

(ii)	any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

(iii)	any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

(iv)	any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto;
          The Bank shall promptly notify the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers to the Bank within five (5) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. The Borrowers understand, agree and acknowledge the following: (a) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (b) the LIBOR Rate may be used merely as a reference in determining such rate, and (c) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. The Borrowers further agree to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.
          (w) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(i)	shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Loan Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Banks principal executive office is located); or

(ii)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank Market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;
and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Loan Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.
     (x) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrowers, the Borrowers shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
          (y) All payments by the Borrowers of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will
(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii)	pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.
          Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.
          If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrowers shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

          (z) Notwithstanding anything to the contrary contained herein, the Bank and the Borrowers agree that after the occurrence of an Event of Default which is continuing, the Borrowers shall not request and the Bank will not make LIBOR Rate Loan.
          (aa) In addition to all other sums payable hereunder, the Borrowers shall pay the Lender a fee equal to twenty-five (25) basis points of the difference between: (i) the Credit Limit and (ii) the average amount of the principal balance of loans outstanding for each monthly period this Loan Agreement is in effect. Such fee shall be payable monthly in arrears and shall be treated as a loan to Borrowers, which shall be added to Borrowers’ loan balance pursuant to this Loan Agreement.
     6. DEFINITION OF QUALIFIED ACCOUNT. The term “Qualified Account”, as used herein, means an Account owing to Borrowers which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:
          (a) The Account is: not more than ninety (90) days from the date of the invoice thereof or not more than thirty (30) days from the due date for all invoices subject to dating terms.
          (b) The Account arose from the performance of services or an outright sale of goods by Borrowers, such goods have been shipped to the account debtor, and Borrowers have possession of, or has delivered to the Bank, shipping and delivery receipts evidencing such shipment.
          (c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrowers will not make any further assignment thereof or create any further security interest therein, nor permit Borrowers’ rights therein, to be reached by attachment, levy, garnishment or other judicial process.
          (d) The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose; provided, however, in the event of set-off, credit, allowance, or adjustment, only the amount of the set-off, credit, allowance, or adjustment shall be excluded.
          (e) The Account arose in the ordinary course of Borrowers’ business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrowers.
          (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrowers.
          (g) The Account is not owed by an account debtor whose principal place of business is outside the United States of America (“Foreign Account”) (excluding Canada) once the total of all outstanding Foreign Accounts equals or exceeds Two Hundred Thousand Dollars ($200,000.00).

          (h) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrowers.
          (i) The account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) Borrowers have filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be; or (ii) Borrowers are exempt from such filing requirement.
          (j) The Account when aggregated with all of the Accounts of that account debtor does not exceed twenty percent (20%) of the then aggregate of Qualified Accounts; provided, however, in the event the aggregate amount exceeds twenty percent (20%), only the amount in excess of said twenty percent (20%) shall be excluded.
          (k) The Account is not evidenced by a promissory note.
          (l) The Account did not arise out of any sale made on a bill and hold, or delayed shipment basis.
          (m) The Account does not arise out of a progress billing prior to completion of the order therefor.
          (n) The Bank, in accordance with its normal credit policies, has not deemed the Account to be unacceptable for any commercially standard or reasonable reason.
PROVIDED THAT if at any time twenty percent (20%) or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as eighty percent (80%) of the Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice; Accounts payable by Borrowers to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above); characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by the Bank as to its actual value nor in any way obligate the Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is the Borrowers’ responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with the Borrowers; and all Accounts whether or not Qualified Accounts constitute Collateral.
     7. DEFINITION OF ELIGIBLE INVENTORY. The term “Eligible Inventory”, as used herein, means the Borrowers’ raw materials and finished goods which are initially and at all times until sold: new and unused (except, with the Bank’s written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to the Bank; subject to a perfected first priority security interest in favor of the Bank; owned by the Borrowers free and clear of any lien except in favor of the Bank; not obsolete; not scrap, waste, defective goods and the like; have been produced by the Borrowers in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless the Bank has given its prior written consent thereto and the Borrowers have caused each such bailee, warehouseman or similar party to issue and deliver to the Bank warehouse receipts in the Bank’s name for such Inventory; and have not been designated by the Bank, in accordance with its normal credit policies, as unacceptable for any reason by notice to the Borrowers.
     8. BANK’S REPORTS. After the end of each month, the Bank will render to the Borrowers a statement of the Borrowers’ loan account with the Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by the Borrowers and shall be conclusively binding upon the Borrowers in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Loan Agreement, and the closing balance shown therein, unless the Borrowers notify the Bank in writing of any discrepancy within twenty (20) days from the mailing by the Bank to the Borrowers of any such monthly statement.
     9. CONDITIONS OF LENDING.
          (a) The obligation of the Bank to make the initial loan hereunder or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that the Bank shall have received all of the following, each in form and substance reasonably satisfactory to the Bank:
          (i) This Loan Agreement, properly executed on behalf of the Borrowers.
          (ii) The Revolving Note drawn to the order of the Bank in the face amount of Fifteen Million Dollars ($15,000,000.00).
          (iii) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against the Borrowers, (B) no financing statements have been filed and remain in effect against the Borrowers, except those financing statements relating to liens set forth on Schedule “B”, the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank, and (C) the Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.
          (iv) A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of the Borrowers, certifying as to (A) the resolutions of the directors authorizing the execution, delivery and performance of this Loan Agreement and related documents, (B) the Articles of Organization and By-Laws of the Borrowers, and (C) the signatures of the officers or agents of the Borrowers authorized to execute and deliver this Loan

Agreement and other instruments, agreements and certificates, including loan requests, on behalf of the Borrowers.
          (v) A current certificate issued by the Secretary of State of the state of the Borrowers’ incorporation, certifying that the Borrowers are in good standing in such state.
          (vi) Evidence that the Borrowers are duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
          (vii) An opinion of counsel to the Borrowers, addressed to the Bank.
          (viii) Payment of the fees due through the date of the initial loan and expenses incurred by the Bank through such date required to be paid by the Borrowers pursuant to this Loan Agreement.
          (ix) A Borrowing Base Certificate which indicates that the Borrowers have the necessary loan availability to pay all existing secured lenders.
          (x) A Patent Security Agreement, properly executed on behalf of the Borrowers.
          (xi) A Trademark Security Agreement, properly executed on behalf of the Borrowers.
          (xii) Such other documents, instruments and agreements as the Bank in its reasonable discretion may require.
          (b) The obligation of the Bank to make each Loan or advance under the Revolving Note shall be subject to the further conditions precedent on such date:
          (i) the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
          (ii) no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.
     10. CAPITAL ADEQUACY.
          If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank reasonably determines (in its sole and absolute discretion) that the rate of return on its or such controlling persons capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrowers, the Borrowers shall immediately pay directly to the Bank such additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Bank may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. In the event that the Bank invokes this Section 10, upon repayment in full to the Bank of all outstanding principal and accrued interest, the Borrowers shall be permitted to terminate this Loan Agreement without prepayment penalties or fees.

11.	COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.
          (a) The Borrowers will immediately, upon receipt of all checks, drafts and other remittances in payment of any Inventory sold or in payment or on account of the Borrowers’ accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to the Bank accompanied by a remittance report in form specified by the Bank. Said proceeds shall be delivered to the Bank in the same form received except for the endorsement of the Borrowers where necessary to permit collection of items, which endorsement the Borrowers agree to make. The Bank will credit (conditional upon final collection) all such payments against the principal or interest of any Loans secured hereby; provided, however, for the purpose of computing interest, any items requiring clearance or payment shall not be considered to have been credited against any loans secured hereby until two (2) business days after receipt by the Bank of any such items. The order and method of such application shall be in the sole discretion of the Bank and any portion of such funds which the Bank elects not to so apply shall be paid over from time to time by the Bank to the Borrowers. The Bank will at all times have the right to require the Borrowers (i) to enter into a lockbox arrangement with the Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at the Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by the Bank under a written depository transfer agreement with the Bank and to block the Borrowers’ account and waive its rights as against such account. Notwithstanding anything contained to the contrary herein, said proceeds shall not be applied to the principal of any LIBOR Rate Loan(s), until all Prime Rate Loans have been paid in full. As used in this section, “business day(s)” shall mean any neither day which is neither a Saturday, Sunday nor holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.
          (b) The Borrowers grant to the Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity in the control of Citizens

Financial Group, Inc., or in transit to any of them. After the occurrence and during the continuance of an Event of Default, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or Obligation of the Borrowers or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
          (c) The Bank shall be the Borrowers’ main bank of deposit. The Borrowers shall establish and maintain a lockbox with the Bank and will direct all account payments to be made directly to said lockbox. For each deposit account that the Borrowers at any time open or maintain, the Borrowers shall, at the Bank’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Bank, either (i) cause the depositary bank to agree to comply at any time with instructions from the Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Borrowers, or (ii) arrange for the Bank to become the customer of the depositary bank with respect to the deposit account, with the Borrowers being permitted, only with the consent of the Bank, to exercise rights to withdraw funds from such deposit account. The Bank agrees with the Borrowers that the Bank shall not give any such instructions or withhold any withdrawal rights from the Borrowers, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by this Loan Agreement would occur. The provisions of this paragraph shall not apply to (i) any deposit account for which the Borrowers, the depositary bank and the Bank have entered into a cash collateral agreement specially negotiated among the Borrowers, the depositary bank and the Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers’ salaried employees.
          (d) The Bank may at any time, after the occurrence and during the continuance of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to the Bank and that payments shall be made directly to or as directed by the Bank. Upon request of the Bank at any time, the Borrowers will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by the Bank. After the occurrence and during the continuance of an Event of Default, the Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Borrowers.
          (e) The Borrowers shall pay to the Bank on demand any and all reasonable counsel fees and other expenses incurred by the Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Loan Agreement, or of any documents relating thereto, and any and all reasonable expenses, including, but not limited to, a collection charge on all Accounts collected, all reasonable attorneys’ fees and expenses, and all other reasonable expenses of like or unlike nature which may be expended by the Bank to obtain or enforce payment of any Account either as against the account debtor, the Borrowers, or any guarantor or surety of the Borrowers or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Loan Agreement, the Obligations or the Collateral or any of the Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all reasonable costs and expenses incurred or paid by the Bank in connection with the administration, supervision, protection or realization on any security held by the Bank for the debt secured hereby, whether such security was granted by the Borrowers or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable costs and expenses incurred by the Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against the Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect the Bank’s security, and shall be secured hereby. After the occurrence and during the continuance of an Event of Default, at its option, and without limiting any other rights or remedies, the Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by the Borrowers, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to the Bank to protect its security, and all amounts expended by the Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered obligations of the Borrowers and shall be secured hereby.
          (f) After the occurrence and during the continuance of an Event of Default, the Borrowers do hereby make, constitute and appoint any officer or agent of the Bank as the Borrowers’ true and lawful attorney-in-fact, with power to endorse the name of the Borrowers or any of the Borrowers’ officers, limited or general partners or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Bank in full or part payment of any amounts owing to the Bank; to sign and endorse the name of the Borrowers or any of the Borrowers’ officers, limited or general partners or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to the Borrowers’ rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to the Borrowers may be delivered directly to the Bank; granting upon the Borrowers’ said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Borrowers might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither the Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Loan Agreement and all transactions hereunder and thereafter as long as the Borrowers may be indebted to the Bank.
     12. FINANCING STATEMENTS. At the request of the Bank, the Borrowers will join with the Bank in filing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to the

Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable. A legible carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement. The Borrowers hereby irrevocably authorize the Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrowers are organizations, the type of organizations and any organization identification numbers issued to the Borrowers, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Bank promptly upon request. The Borrowers also ratify their authorization for the Bank to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
     13. BORROWERS REPORTS.
          (a) The Borrowers shall deliver to the Bank, weekly, a Borrowing Base Certificate (the “Borrowing Base Certificate”) attached as Annex A (which the Bank may amend from time to time in its sole discretion) describing the invoices issued by the Borrowers since the last schedule submitted to the Bank. The schedules to be provided under this subsection are solely for the convenience of the Bank in administering this Loan Agreement and maintaining records of the Collateral. The Borrowers’ failure to provide the Bank with any such schedule shall not affect the security interest of the Bank in such Accounts.
          (b) The Borrowers shall cause all of their invoices, including the copies thereof, to be printed and to bear consecutive numbers and shall prepare and issue its invoices in such consecutive numerical order. If requested by the Bank, all copies of invoices not previously delivered to the Bank shall be delivered to the Bank with each schedule of Accounts. Copies of all invoices which are voided or canceled or which for any other reason do not evidence an Account shall be included in such delivery. If any invoice or copy thereof is lost, destroyed or otherwise unavailable, the Borrowers shall account in writing, in form reasonably satisfactory to the Bank, for such missing invoice.
          (c) Within twenty (20) calendar days after the end of each month or on such other more frequent basis as may be required by the Bank from time to time, the Borrowers shall submit to the Bank an Accounts Receivable Aging Report (the “Accounts Receivable Aging Report”) in a form reasonably satisfactory to the Bank showing the amounts due and owing on all Accounts according to the Borrowers’ records as of the close of such month or such shorter period as may be required by the Bank from time to time, together with such other information as the Bank may reasonably require, including an aging of the same. If the Borrowers’ monthly aging reports are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such Accounts Receivable Aging Report and any other related documents to the Bank.

          (d) Within twenty (20) calendar days after the end of each month or on such other basis as may be required by the Bank from time to time, the Borrowers shall submit to the Bank an Accounts Payable Aging Report (the “Accounts Payable Aging Report”) in a form reasonably satisfactory to the Bank showing the amounts due and owing on all accounts payable according to the Borrowers’ records as of the close of such month or such shorter period as may be required by the Bank from time to time, together with such other information as the Bank may reasonably require. If the Borrowers’ monthly Accounts Payable Aging Reports are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such accounts payable aging reports and any other related documents to the Bank.
          (e) Within twenty (20) calendar days after the end of each month or on such other more frequent basis as may be required by the Bank from time to time, the Borrowers shall furnish to the Bank a Designation of Merchandise Report (the “Designation of Merchandise Report”) describing all of the Borrowers’ Inventory by value based on the lower of cost or market value, listing all Inventory by nature, quantity and location, together with such other information as the Bank may reasonably require.
          (f) The Borrowers shall deliver to the Bank all documents, as frequently as indicated below, or at such other times as the Bank may request, and all other documents and information requested by the Bank:

	DOCUMENT	FREQUENCY DUE
(i)	A Borrowing Base Certificate, (together with the supporting documentation identified thereon)	Weekly. (Monthly if Revolving Note balance is zero)

(ii)	The Accounts Receivable Aging Report, (with the addresses of the account debtors provided annually), the Accounts Payable Aging Report and the Designation of Merchandise Report	Monthly, within twenty (20) calendar days after the end of each month

(iii)	Reconciliation report, in the form attached hereto	Monthly

(iv)	Annual Budget of Borrowers showing balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a month to month basis	Annually, no later than thirty (30) days following the beginning of each fiscal year of Borrowers

	DOCUMENT	FREQUENCY DUE
(v)	Notice of noncompliance with the provisions of this Loan Agreement	Immediately upon learning of such noncompliance, or if any representation or warranty contained herein is no longer true or accurate

(vi)	Compliance Certificate in the form annexed hereto as Exhibit 3	As soon as available and in any event within thirty (30) days after the close of each quarterly period of Borrowers’ fiscal year

(vii)	The monthly and year-to-date financial statements described in subsection (g) below	Monthly

(viii)	The annual financial statements described in subsection (h) below	Annually
          (g) The Borrowers will furnish the Bank as soon as available, and in any event within thirty (30) days after the end of each month, a balance sheet as of such date, a statement of monthly and year to date income and retained earnings, and a statement of cash flows of the Borrowers, all in reasonable detail and all prepared in accordance with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrowers (subject to year end adjustment).
          (h) The Borrowers will furnish the Bank, annually, as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of Smith & Wesson Holding Corporation (“Smith & Wesson”) (except that such statements for the fiscal year ending December 31, 2006, the Borrowers shall furnish such statements on or before July 31, 2007), the consolidating financial statements of Smith & Wesson, including a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year for Smith & Wesson and the Borrowers, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon acceptable to the Bank by independent public accountants selected by the Borrowers and acceptable to the Bank; provided, however, that the independent auditors that prepare such opinion shall complete due diligence with respect to the Borrowers’ financial condition that is reasonably acceptable to the Bank.
          (i) The Borrowers will promptly, upon receipt thereof, deliver to the Bank, copies of any reports submitted to the Borrowers by the Borrowers’ independent public accountants in connection with the examination of the financial statements of the Borrowers made by such accountants (the so-called “Management Letter”).

          (j) In addition to the foregoing, the Borrowers promptly shall provide the Bank with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers’ business, and the Borrowers’ financial condition, including financial reports and statements, as the Bank may from time to time reasonably request from the Borrowers. All financial information provided the Bank by the Borrowers shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrowers at the close of, and its results of operations for, the periods in question.
     14. GENERAL AGREEMENTS OF BORROWERS.
          (a) The Borrowers agree to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by the Bank with loss payable to the Bank and the Borrowers, as their interests may appear and, after the occurrence and during the continuance of an Event of Default, hereby appointing the Bank as attorney for the Borrowers in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, the Borrowers hereby assign to the Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and, after the occurrence and during the continuance of an Event of Default, the Borrowers hereby direct each insurance company issuing any such policy to make payment of such sums directly to the Bank.
          (b) The Bank or its agents have the right to inspect the Collateral, after twenty-four hours’ prior notice to the Borrower, during normal business hours and all records pertaining thereto at intervals to be determined by the Bank and without hindrance or delay and at the sole cost and expense of the Borrowers; provided the Bank shall make no more than two (2) such inspections per annum prior to an Event of Default. After the occurrence and during the continuance of an Event of Default, the Bank shall also have the right to obtain from time to time at the sole cost and expense of the Borrowers an appraisal of the Collateral by an appraiser acceptable to the Bank. The Borrower shall also reimburse the Bank for any costs or expenses incurred by the Bank in the performance of such inspections and appraisals.
          (c) Although, as above set forth, the Bank has a continuing security interest in all of the Borrowers’ Collateral and in the proceeds thereof, the Borrowers will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder and if the Borrowers fail to do so, the Borrowers will immediately make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.
          (d) The Borrowers will at all times keep, at their principal place of business in Rochester, New Hampshire, accurate and complete records of the Borrowers’ Inventory, Accounts and other Collateral, and the Bank, or any of its agents, shall, after twenty-four hours’ prior notice to the Borrower, have the right to call during normal business hours at the Borrowers’ place or places of business at intervals to be determined by the Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to the Borrowers’ Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of the Borrowers and the Bank may remove any of such records temporarily for the purpose of having copies made thereof in the event the Borrowers are unable to make the requested copies on site. The Borrowers shall pay to the Bank all reasonable audit fees plus all travel and other expenses incurred in connection with any such audit.
          (e) The Borrowers will maintain a standard and modern system of accounting which enables the Borrowers to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by the Bank.
          (f) Other than as incidental to a Roll-Up Transaction, the Borrowers will maintain their corporate existence in good standing. The Borrowers shall comply in a material respects with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.
          (g) The Borrowers will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against them, or payable by them at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to their property, unless the Borrowers are contesting such amounts in good faith and have reserved appropriate amounts in respect thereof.
          (h) As part of the Bank’s periodic field audits, it may in its own name or in the name of others communicate with account debtors in order to verify with them to the Bank’s satisfaction the existence, amount and terms of any Accounts.
          (i) This Loan Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Loan Agreement.
          (j) If any of the Borrowers’ Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, the Borrowers will immediately notify the Bank thereof in writing and execute any instruments and take any steps required by the Bank in order that all monies due and to become due under such contracts shall be assigned to the Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.
          (k) If any of the Borrowers’ Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, the Borrowers will immediately deliver same to the Bank, appropriately endorsed to the Bank’s order and, regardless of the form of such endorsement, the Borrowers hereby waive presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

          (l) If any goods are at any time in the possession of a bailee, the Borrowers shall promptly notify the Bank thereof and, if requested by the Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to the Bank, that the bailee holds such Collateral for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrowers. The Bank agrees with the Borrowers that the Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrowers with respect to the bailee.
          (m) If the Borrowers are at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Borrowers, the Borrowers shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrowers shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.
          (n) If the Borrowers shall at any time hold or acquire a commercial tort claim, the Borrowers shall immediately notify the Bank in a writing signed by the Borrowers of the brief details thereof and grant to the Bank in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Loan Agreement, with such writing to be in form and substance satisfactory to the Bank.
          (o) The Borrowers will promptly pay when due all taxes and assessments upon the Collateral or for their use or operation or upon this Loan Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of the Bank, promptly furnish the Bank the receipted bills therefor. At its option, after the occurrence and during the continuance of an Event of Default, the Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. The Borrowers agree to reimburse the Bank on demand for any payments made, or any expenses incurred by the Bank pursuant to the foregoing authorization, and upon failure of the Borrowers so to reimburse the Bank, any such sums paid or advanced by the Bank shall be deemed secured by the Collateral and constitute part of the Obligations.
          (p) Except for the Bank’s gross negligence or willful misconduct, the Borrowers will indemnify and save the Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that the Bank may sustain or incur by reason of defending or protecting its security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Loan Agreement and/or any other documents now or hereafter executed in connection with this Loan Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of the Bank’s agreement to make loans available to the Borrowers and the termination of this Loan Agreement.

          (q) At the option of the Bank, the Borrowers will furnish to the Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of the Borrowers’ obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to the Bank that such deposits have been made as required.
          (r) Should the Borrowers fail to make any of such deposits or furnish such proof, then the Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set up such reserves as the Bank, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by the Borrowers to the Bank. Nothing herein shall be deemed to obligate the Bank to make any such deposit or payment or set up such reserve and the making of one or more of such deposits or payments or the setting up of such reserve shall not constitute (i) an agreement on the Bank’s part to take any further or similar action, or (ii) a waiver of any default by the Borrowers under the terms hereof.
          (s) All advances by the Bank to the Borrowers under this Loan Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of the Borrowers to the Bank under this and under any other agreement constitute one general Obligation. Each advance to the Borrowers hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by the Bank. It is distinctly understood and agreed that all of the rights of the Bank contained in this Loan Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Loan Agreement and to any other agreements between the Bank and the Borrowers. Any default of this Loan Agreement by the Borrowers shall constitute, likewise, a default by the Borrowers of any other existing agreement with the Bank, and any default by the Borrowers of any other agreement with the Bank shall constitute a default of this Loan Agreement. The entire Obligation of the Borrowers to the Bank shall become due and payable upon termination of this Loan Agreement.
          (t) During the continuance of an Event of Default, the Borrowers hereby grant to the Bank for a term to commence on the date of this Loan Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from the Borrowers to the Bank are fully paid and discharged, the right to use all premises or places of business which the Borrowers presently have or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of One Dollar ($1.00). The Bank agrees not to exercise the rights granted in this paragraph unless and until the Bank determines to exercise its rights against the Collateral.
          (u) The Borrowers will, at their expense, upon the reasonable request of the Bank promptly and duly execute and deliver such documents and assurances and take such actions as the Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Loan Agreement and to establish, perfect and protect the Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, the Borrowers will join with the Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to the Bank and filing the same in all public offices and jurisdictions wherever and whenever reasonably requested by the Bank.
          (v) The Borrowers shall perform any and all further steps requested by the Bank to perfect the Bank’s security interest in Inventory, such as leasing warehouses to the Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory, wherever located, shall be taken by the Borrowers at least annually and whenever requested by the Bank if one or more of the Events of Default exist.
          (w) The Borrowers hereby grant to the Bank for a term to commence on the date of this Loan Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to the Bank are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with the Bank’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrowers now or hereafter have rights, which license may be used by the Bank upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by the Bank shall be suspended if such Events of Default are cured. This license shall be in addition to, and not in lieu of, the inclusion of all of the Borrowers’ trademarks, service marks, trade names, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, the Bank shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, service marks, trade names, logos, goodwill, patents, franchises and licenses.
     15. BORROWERS’ NEGATIVE COVENANTS. The Borrowers will not at any time:
          (a) (Debt Service Coverage) permit, for each trailing twelve (12) month period ending on the last day of any fiscal quarter, the ratio of cash flow to Total Debt Service to be less than 1.10 to 1 calculated as follows:
 EBITDA minus unfinanced capital expenditures minus taxes paid minus advances to any shareholder minus dividends or distributions divided by interest plus CMLTD accrued or paid.
          (b) (Subchapter S Corporation) if the Borrowers are Subchapter S corporations, make distributions to their shareholders during any fiscal year of the Borrowers in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon the Borrowers’ undistributed income for such year;
          (c) (Disposition of Collateral) sell, assign, exchange or otherwise dispose of any of the Collateral, other than any of the following: (A) Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (iv) Equipment which is no longer required or deemed necessary for the conduct of the Borrowers’ business, so long as the Borrowers receive therefor a sum substantially equal to such Equipment’s fair value, remits such sum to the Bank in accordance with the terms of this Loan Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in the Bank’s favor; (B) a Roll-Up Transaction; (C) such sale of Collateral outside of the ordinary course of business with an aggregate value of less than $250,000.00; or (D) as may be permitted under Section 15(o) below;
          (d) (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon any of the Collateral or any other property of the Borrowers, now owned or hereafter acquired, except: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of the Borrowers’ business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule “B”; (vii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code; (viii) Liens arising out of capital leases; and (viii) Liens in favor of the Bank; the term “permitted protests” as used herein means the right of the Borrowers to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrowers in an amount that is reasonably satisfactory to the Bank, (y) any such protest is instituted and diligently prosecuted by the Borrowers in good faith, and (z) the Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral;
          (e) (Dividends) without the prior written consent of the Bank, pay any dividends on or make any distribution on account of (except, if the Borrowers are Subchapter S corporations, consistent with paragraph (b) above) any class of the Borrowers’ capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock; provided, however, the Borrowers will not be required to obtain the prior written consent of the Bank as long as such dividends and distributions do not exceed in the aggregate $250,000.00 in any fiscal year;
          (f) (Loans) make any loans or advances to any individual, partnership, trust or other corporation, including without limitation the Borrowers’ directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by the Borrowers;
          (g) (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of the Bank) of any individual, partnership, trust or other corporation;
          (h) (Investments) (i) use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust, limited liability company or corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, or (y) time deposits with or certificates of deposit issued by the Bank during the term of the Loan;
          (i) (Transactions with Affiliates) enter into any new lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate excluding those transactions which are solely by and between the Borrowers;
          (j) (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of the Borrowers other than pursuant to a Roll-Up Transaction;
          (k) (Mergers, Consolidations or Sales) other than pursuant to a Roll-Up Transaction, without the prior written consent of the Bank, (i) merge or consolidate with or into any corporation; (ii) convey, lease or sell all or any material portion of their property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of their business; or (iii) convey, lease or sell any of their assets to any person, firm or corporation for less than the fair market value thereof;
          (l) (Redemption) without the prior written consent of the Bank, which shall not be unreasonably withheld, redeem any preferred or common stock of any Borrower;
          (m) (Change in Legal Status) other than as incidental to a Roll-Up Transaction, (i) change their name, their place of business or, if more than one, chief executive office, or their mailing address or organizational identification number if they have one, and (ii) change their types of organization, jurisdiction or other legal structure. If the Borrowers do not have an organizational identification number and later obtain one, the Borrowers shall forthwith notify the Bank of such organizational identification number.
          (n) (Anti-Terrorism Law; Anti-Money Laundering) The Borrowers shall not, nor shall they permit any of their subsidiaries to, directly or indirectly, (a) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4(k), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law (as defined below) or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrowers shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its reasonable discretion, confirming the Borrowers’ compliance with this Section 13(n)(a)), or (b) cause or permit any of the funds of the Borrowers that are used to repay the Loan or other Obligations to be derived from any unlawful activity with the result that the making of the Loan would be in violation of any such laws. For the purposes of this Loan Agreement, the term “Anti-Terrorism Law” means any of the Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
          (o) (Embargoed Person) The Borrowers shall not, nor shall they permit any of their subsidiaries to, cause or permit (a) any of the funds or properties of the Borrowers that are used to repay the Obligations to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under applicable Laws (each, an “Embargoed Person”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Laws promulgated thereunder, with the result that the investment in any Borrower (whether directly or indirectly) is prohibited by applicable laws, or making of the Loan would be in violation of applicable Laws or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any Borrower, with the result that the investment in such Borrower (whether directly or indirectly) is prohibited by applicable laws or the making of the Loan is in violation of such applicable laws.
          Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Borrowers are permitted to pay reasonable management and employee fees arising in connection with services actually provided by or paid by Smith and Wesson Corp.
          For purposes of this section: “affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrowers or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five percent (5%) or more of any class of voting stock of the Borrowers or any subsidiary, or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrowers or a subsidiary; “capital assets” shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on the Borrowers’ balance sheet; “capital expenditures” shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; “capital leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; “cash flow” shall mean EBITDA, minus unfinanced capital expenditures, minus taxes actually paid, minus dividends and distributions actually paid; “CMLTD” shall mean the current maturity of long term indebtedness paid or payable in cash during the applicable period, including but not limited to, the principal portion of amounts required to be paid during such period under capital leases, and, for purposes of this definition, excluding any principal amounts paid on the Revolving Note pursuant to normal and ordinary course borrowings and repayments during the applicable period; “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; “distributions” shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; “EBITDA” shall mean, for the applicable period, the net income from continuing operations plus, to the extent that such items are included in the calculation of such net income: (a) interest expense; (b) the provision for income taxes; (c) depreciation and amortization expense, including, for the purpose of this definition, certain non-cash expenses and charges incurred in connection with purchase accounting treatment of the Purchase Agreement transaction; and (d) any non-cash extraordinary, unusual or non-recurring losses and charges (or minus any such gains and credits); determined in accordance with generally accepted accounting principles; “fixed charges” shall mean interest, plus CMLTD; “indebtedness” shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; “interest” shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles; and “unfinanced capital expenditures” shall mean capital expenditures, minus long term indebtedness issued during the applicable period for the acquisition of capital assets.
     16. DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.
          (a) Upon the occurrence of any one or more of the following events (herein, “Events of Default”), the Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with the Borrowers, any and all Obligations of the Borrowers to the Bank shall become immediately due and payable, at the option of the Bank and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Bank and the Borrowers and instruments and papers given the Bank by the Borrowers, whether such agreements, instruments, or papers now exist or hereafter arise, namely:
          (i) The failure by the Borrowers to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Loan Agreement and such failure shall continue unremedied for a period of five (5) days after such payment is due.
          (ii) The failure by the Borrowers to pay, when due, any other Obligations and such failure shall continue unremedied for a period of five (5) days after written notice.
          (iii) Default by the Borrowers in the observance or performance of any of the covenants or agreements of the Borrowers contained in Sections 11(a) or 15 of this Loan Agreement and such failure shall continue unremedied for a period of five (5) days after written notice.

          (iv) The failure by the Borrowers to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on their part to be performed or observed pursuant to any of the provisions of this Loan Agreement, other than those described in Sections 5(b), 5(f), 5(h), 11(a), 11(d), 15 , or in any other agreement with the Bank, which is not remedied within the earlier of thirty (30) days after (i) notice thereof by the Bank to the Borrowers, or (ii) the date the Borrowers were required to give notice to the Bank pursuant to Section 13(f)(v) hereof; provided that if the Borrowers commence and are diligently pursuing to completion an action to cure the failure, the thirty (30) day period may be extended for the period of time necessary to cure the failure, but in no event longer than sixty (60) days from the date of the Bank’s notice.
          (v) The reasonable determination by the Bank that any representation or warranty heretofore, now or hereafter made by the Borrowers to the Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.
          (vi) The occurrence of any event such that any indebtedness in the aggregate principal amount of at least $250,000.00 of the Borrowers from any lender other than the Bank could be accelerated, notwithstanding that such acceleration has not taken place.
          (vii) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by the Bank.
          (viii) A filing against or relating to the Borrowers of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state, in each case not cured within forty-five (45) days.
          (ix) The occurrence of any event of default beyond the applicable notice, grace, or cure period under any agreement related to indedtedness in excess of $250,000.00 between the Bank and the Borrowers or instrument or paper given to the Bank by the Borrowers, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).
          (x) Any act by, against, or relating to the Borrowers, or to a material portion of their property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or a material part of the Borrowers’ property.
          (xi) The execution of an assignment for the benefit of the creditors of the Borrowers, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrowers; the failure by the Borrowers to generally pay the debts of the Borrowers as they mature; adjudication of bankruptcy or insolvency relative to the Borrowers; the entry of an order for relief or similar order with respect to the Borrowers in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (hereinafter the “Bankruptcy Code”) or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against the Borrowers initiating any matter in which the Borrowers are or may be granted any relief from the debts of the Borrowers pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrowers; the meeting by the Borrowers of a formal or informal creditor’s committee; the offering by or entering into by the Borrowers of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrowers, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrowers which seeks or intends to accomplish a reorganization or arrangement with creditors; provided that if any action listed above is not initiated by the Borrowers, such action shall not have been dismissed within sixty (60) days following the filing or institution thereof.
          (xii) The entry of any judgment(s) of at least $250,000.00 against the Borrowers, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within sixty (60) days of its entry.
          (xiii) The occurrence, after ten (10) days written notice and opportunity to cure (if the adverse change is curable), of any material adverse change in the business or financial condition of the Borrowers such that the Bank shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrowers under this Loan Agreement are impaired. The Bank’s rights hereunder shall be governed by Section 1-208 of the UCC.
          (xiv) Entry of any final, nonappealable court order which enjoins, restrains or in any way prevents the Borrowers from conducting all or any part of their business affairs in the ordinary course of business which has a material, adverse effect on the financial condition, business or operations of the Borrowers.
          (xv) The service of any process upon the Bank seeking to attach by trustee process any funds in excess of $250,000.00 of the Borrowers on deposit with the Bank.
          (xvi) Any change in the executive officers of the Borrowers unless the Borrowers shall have provided to the Bank written notice thereof within five (5) Business Days following such change.
          (xvii) The occurrence of any material uninsured loss, theft, damage or destruction to a material portion of the assets of the Borrowers.
          (xviii) The death, termination of existence, dissolution, or liquidation of the Borrowers, or the ceasing to carry on actively any substantial part of the Borrowers’ current business, other than incidental to a transaction otherwise permitted under the terms of this Loan Agreement.

          (xix) This Loan Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest (except as permitted under Section 15(a)) in and to the property purported to be subject to this Loan Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrowers or any guarantor of the Borrowers denies that it has any further liability or obligation hereunder.
          (xx) Any of the following events occur or exist with respect to the Borrowers or any ERISA affiliate: (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrowers to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise; provided no Event of Default shall occur under this Section 16(a)(xx) unless the aggregate liability exceeds $500,000.00.
          (xxi) Any act by or against, or relating to the Borrowers or their assets pursuant to which any creditor of the Borrowers seeks to reclaim or repossess or reclaims or repossesses all or a material portion of the Borrowers’ assets.
          Upon the occurrence of an Event of Default, the Bank may declare any obligation the Bank may have hereunder to be cancelled, declare all Obligations of the Borrowers to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or under the terms of this Loan Agreement or otherwise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, the Borrowers shall be obligated to deliver to the Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by the Bank for the account of the Borrowers, and the Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to the Bank by the Uniform Commercial Code or under the terms of this Loan Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrowers, as additional compensation to the Bank for its increased credit risk, promise to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Loan Agreement) at a per annum rate of three percent (3%) greater than the rate of interest then specified in Section 5 of this Loan Agreement.

          (b) Upon the filing of any complaint, application, or petition by or against the Borrowers initiating any matter in which the Borrowers are or may be granted any relief from the debts of the Borrowers pursuant to the Bankruptcy Code, the Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrowers then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrowers.
          (c) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank’s disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrowers’ premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrowers with such notice as may be practicable under the circumstances), the Bank shall give the Borrowers at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any public sale.
          (d) If the Bank sells any of the Collateral on credit, the Borrowers will be credited only with payments actually made by the purchaser of such Collateral and received by the Bank. If the purchaser fails to pay for the Collateral, the Bank may re-sell the Collateral and the Borrowers shall be credited with the proceeds of the sale.
          (e) In connection with the Bank’s exercise of the Bank’s rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrowers, and may exclude the Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank’s taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Bank be liable to the Borrowers for use or occupancy by the Bank of any premises pursuant to this Loan Agreement.
          (f) Upon the occurrence of any Event of Default, the Bank may require the Borrowers to assemble the Collateral and make it available to the Bank at the Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrowers. In addition to the foregoing, the Bank shall have all of the rights and remedies afforded to a secured party pursuant to Article 9 of the Uniform Commercial Code.
     17. STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of,

(c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrowers or to impose any duties on the Bank that would not have been granted or imposed by this Loan Agreement or by applicable law in the absence of this section.
     18. PROCESSING AND SALES OF INVENTORY. So long as no Event of Default has occurred and is continuing, the Borrowers shall have the right, in the regular course of business, to process and sell the Borrowers’ Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.
     19. WAIVER OF JURY TRIAL. THE BORROWERS AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT. The Borrowers hereby certify that neither the Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. The Borrowers acknowledge that the Bank has been induced to enter into this Loan Agreement by, among other things, this waiver. The Borrowers acknowledge that they have read the provisions of this Loan Agreement and in particular, this section; have consulted legal counsel; understands the right they are granting in this Loan Agreement and are waiving in this section in particular; and make the above waiver knowingly, voluntarily and intentionally.
     20. CONSENT TO JURISDICTION. The Borrowers and the Bank agree that any action or proceeding to enforce or arising out of this Loan Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and the Borrowers waive personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to the Borrowers, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.
     21. TERMINATION.
          (a) Unless renewed in writing, this Loan Agreement shall terminate on the earlier to occur of (i) that date which is thirty-six (36) months from the date hereof, or (ii) the date upon which the Revolving Note is terminated hereunder, (the “Termination Date”), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. The Bank may terminate this Loan Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Loan Agreement or elsewhere to the contrary, the security interest, the Bank’s rights and remedies hereunder and the Borrowers’ obligations and liabilities hereunder shall survive any termination of this Loan Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.
          (b) If the Borrowers pay in full all or substantially all of the Obligations prior to the Termination Date, other than temporarily from funds internally generated in the ordinary course of business, at the time of such payment the Borrowers shall also pay to the Bank a prepayment premium in an amount equal to: (i) two percent (2%) of the Credit Limit, if paid during the first year after the date of this Loan Agreement, (ii) one percent (1%) of the Credit Limit, if prepaid during the second year after the date of this Loan Agreement, and (iii) one half percent (.5%) of the Credit Limit, if prepaid after the second anniversary of this Loan Agreement. Any tender of payment in full of the Obligations following an acceleration by the Bank of the Obligations pursuant to Section 16, shall be for purposes of this section deemed to be a prepayment requiring the Borrowers to pay the aforementioned prepayment premium.
          Such prepayment premium shall be paid to the Bank as liquidated damages for the loss of the bargain by the Bank and not as a penalty.
          Any prepayment premium due and owing to the Bank pursuant to this Section 21 shall be in addition to any LIBOR Rate Loan Prepayment Fee due and owing pursuant to Section 5 hereof.
          (c) In the event that the Bank continues to make loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such loans: (i) shall be made in the sole and absolute discretion of the Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.
     22. MISCELLANEOUS.

          (a) No delay or omission on the part of the Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All the Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.
          (b) The Bank is authorized to make loans under the terms of this Loan Agreement upon the request, either written or oral, in the name of the Borrowers or any authorized person whose name appears at the end of this Loan Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrowers, President, Treasurer or Chief Financial Officer, and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.
          (c) This Loan Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that the Borrowers may not assign this Loan Agreement or any rights or duties hereunder without the Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by the Bank shall release the Borrowers from their Obligations. The Bank may assign this Loan Agreement and their rights and duties hereunder and no consent or approval by the Borrowers are required in connection with any such assignment. The Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in the Bank’s rights and benefits hereunder. In connection with any assignment or participation, the Bank may disclose all documents and information which the Bank now or hereafter may have relating to the Borrowers or the Borrowers’ business. To the extent that the Bank assigns its rights and obligations hereunder to another party, the Bank thereafter shall be released from such assigned obligations to the Borrowers and such assignment shall affect a novation between the Borrowers and such other party. The Bank agrees that it will provide the Borrowers with written notice of any assignment hereunder, it being expressly acknowledged and agreed that any failure by the Bank to do so shall not constitute a default or breach by the Bank of any obligations hereunder and shall not entitle the Borrowers to any additional rights, claims or remedies.
          (d) The Borrowers agree that any and all loans made by the Bank to the Borrowers or for their account under this Loan Agreement shall be conclusively deemed to have been authorized by the Borrowers and to have been made pursuant to duly authorized requests therefor on its behalf.
          (e) Unless otherwise defined in this Loan Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Loan Agreement.
          (f) Paragraph and section headings used in this Loan Agreement are for convenience only, and shall not effect the construction of this Loan Agreement. If one or more provisions of this Loan Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Loan Agreement (or its application). This Loan Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.
          (g) Unless otherwise provided in this Loan Agreement, all notices or demands by any party relating to this Loan Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to the Borrowers or to the Bank, as the case may be, at its address set forth below:

If to Bank:	Citizens Bank of Massachusetts
53 State Street
Boston, Massachusetts 02109
Attn: Michael E. Lavoie, V.P.
Telephone: (617) 994-7364
Telecopier: (617) 227-7995

If to Borrowers:	Smith & Wesson Corp.
2100 Roosevelt Avenue
Springfield, MA 01102-2208
Attn: John A. Kelly, Chief Financial Officer
Telecopier: (413) 739-8528

With a copy to:	Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Attn: Karl A. Freeburg
Telecopier: (602)445-8100
          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.
          (h) The Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to the Bank by the Borrowers in connection with this Loan Agreement or any other agreement for more than four (4) months after receipt of the same by the Bank.
          (i) Neither this Loan Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Bank or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Loan Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          (j) Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision.
          (k) This Loan Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.
          (l) This Loan Agreement can only be amended by a writing signed by the Bank and the Borrowers.
          (m) The laws of Massachusetts shall govern the construction of this Loan Agreement and the rights and duties of the parties hereto. This Loan Agreement shall take effect as a sealed instrument.
          (n) Notwithstanding anything to the contrary herein, the Bank hereby consents to the Roll-Up Transactions, and hereby irrevocably waives the application of any and all of the terms or conditions of this Loan Agreement and such other documents and instruments executed and delivered in favor of the Bank securing the Obligations that may be triggered or otherwise affected by such transactions. As used herein, a “Roll-Up Transaction” means (i) any merger or consolidation of, or sale of stock or assets by, a Borrower with or to another Borrower or (ii) any merger or consolidation of or sale of stock or assets by a Borrower with or to any wholly-owned subsidiary of a Borrower; provided that the Borrowers shall have provided the Bank with thirty (30) days prior notice of such transaction and shall reasonably cooperate with the Bank to execute and deliver any instruments necessary for the Bank to maintain and perfect its security interest in the assets of such wholly-owned subsidiary consisting of the Collateral, and, after giving effect to any such transaction, no Event of Default shall have occurred and be continuing, or would occur as a result thereof.
          (o) Notwithstanding anything to the contrary herein, any Borrower may re-domesticate upon thirty (30) days prior notice to the Bank, provided that Borrower shall cooperate with the Bank in filing appropriate financing statements in the appropriate filing offices and shall reimburse the Bank for any and all costs associated with filing such financing statements.
          (p) The Bank hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the PATRIOT Act.
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     IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first above written.

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Michael E. Lavoie

	Address:	53 State Street
Boston, Massachusetts 02109

THOMPSON CENTER HOLDING CORPORATION

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208

BEAR LAKE HOLDINGS, INC.

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208

O.L. DEVELOPMENT, INC.

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208

K.W. THOMPSON TOOL COMPANY, INC.

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208

THOMPSON/CENTER ARMS COMPANY, INC.

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208

FOX RIDGE OUTFITTERS, INC.

By:	/s/ John A. Kelly

	Address:	2100 Roosevelt Avenue
Springfield, MA 01102-2208